Exhibit 99.1

FOR IMMEDIATE RELEASE

Columbia Banking System Appoints Hadley S. Robbins Interim CEO

TACOMA, Washington, February 22, 2017 — Columbia Banking System (NASDAQ: COLB) (“Columbia”) today announced that Hadley S. Robbins, Executive Vice President and Chief Operating Officer of Columbia, has been appointed Interim Chief Executive Officer of Columbia and its wholly owned subsidiary, Columbia State Bank, following the unexpected passing of Melanie J. Dressel on Sunday, February 19th.

“Hadley has more than 35 years of experience in community banking and has been responsible for Columbia’s operations and customer-facing business lines since 2014. We are fortunate to be able to call upon him, as he has worked closely with the entire executive leadership team at Columbia for several years,” said William Weyerhaeuser, Chairman of the Board of Columbia. As part of the implementation of the succession planning process, the Board of Directors of Columbia intends to conduct a search for a permanent Chief Executive Officer, in which both internal and external candidates will be considered.

Mr. Robbins was appointed Executive Vice President and Chief Operating Officer of Columbia in March 2014, with responsibility for Columbia’s customer-facing business lines, including Commercial Banking, Retail Banking and Wealth Management. His experience includes executive or senior management positions with West Coast Bancorp, Wells Fargo Bank, Pacific Northwest Bank, Bank of the Northwest and First Interstate Bank. He holds an MBA from the University of Oregon and a BS in Business Administration from Lewis and Clark College.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with locations throughout Washington, Oregon and Idaho. For the tenth consecutive year, the bank was named in 2016 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.” Columbia ranked in the top 20 on the 2016 Forbes list of best banks in the country for the fifth year in a row.

More information about Columbia can be found on its website at www.columbiabank.com.

Investor contact:

Clint E. Stein

Executive Vice President and Chief Financial Officer

(253) 305-1921

Media contact:

Moira Conlon

Financial Profiles

(310) 622-8220